Exhibit 99.1

Pitney Bowes Announces Second Quarter 2018 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--August 1, 2018--Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, and data, today announced its financial results for the second quarter 2018.

Quarterly Financial Results:

  Revenue of $861 million, an increase of 18 percent as reported and 17 percent at constant currency versus prior year
  GAAP EPS of $0.26; Adjusted EPS of $0.26
  GAAP cash from operations of $92 million; free cash flow of $30 million
  The Company is reaffirming its prior 2018 annual guidance

Transaction Closed and Debt Management:

  On July 2, 2018, the Company completed the sale of DMT Production Mail and supporting software. As a result, these operations have been classified as discontinued operations and prior period amounts have been recast to conform to this presentation.
  On July 3, 2018, the Company announced the early redemption of $300 million of notes due March 2019. The notes will be redeemed on August 2, 2018.

“Our second quarter financial results demonstrate the continued progress we are making to move our Company to sustained growth,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “We generated revenue growth for the fourth consecutive quarter and also grew EBIT dollars. The revenue growth was driven largely by our Commerce Services business, which contributed more than 40 percent of our total revenue. Our Software business also performed well driven by a strong contribution from our indirect and direct channels. I am pleased with the progress we are making to transform our Company.”

Second Quarter 2018 Results

Revenue totaled $861 million, which was an increase of 18 percent as reported and 17 percent at constant currency versus prior year.

Commerce Services revenue grew 70 percent as reported and 69 percent at constant currency. Small and Medium Business (SMB) Solutions revenue declined 7 percent as reported and 8 percent at constant currency. Software Solutions revenue increased 13 percent as reported and 12 percent at constant currency.

GAAP earnings per diluted share (GAAP EPS) were $0.26, which included $0.05 for restructuring charges, a net benefit of $0.03 primarily related to further interpretation of the 2017 Tax Legislation and $0.01 from discontinued operations. Adjusted earnings per diluted share (Adjusted EPS) were $0.26.

The Company’s earnings per share results for the second quarter are summarized in the table below:

	Second Quarter*
	2018	2017
GAAP EPS	$0.26	$0.26
Discontinued operations	($0.01)	($0.04)
GAAP EPS from continuing operations	$0.25	$0.22
Restructuring charges and asset impairments, net	$0.05	$0.09
Tax adjustments, net	($0.03)	-
Gain on sale of technology	-	($0.03)
Adjusted EPS	$0.26	$0.28

* The sum of the earnings per share may not equal the totals above due to rounding.

GAAP Cash from Operations and Free Cash Flow Results

GAAP cash from operations during the quarter was $92 million and free cash flow was $30 million. Compared to the prior year, free cash flow increased by $22 million largely due to the timing of accounts payable and accrued liabilities, as well as lower tax payments and was partly offset by higher capital expenditures along with the timing of other working capital requirements.

The Company used cash to return $35 million in dividends to shareholders and to pay $12 million for restructuring payments.

Status of Divestiture

On July 2, 2018, the Company completed the sale of DMT Production Mail and supporting software to Platinum Equity, other than in certain non-U.S. jurisdictions, which are expected to close in the third and fourth quarters, subject to local regulatory requirements.

The Company has received $316 million in proceeds to-date with the remaining balance of approximately $24 million expected to be received in the second half of 2018, subject to certain adjustments.

As a result of the sale, the DMT Production Mail and supporting software operations have been classified as discontinued operations and prior period amounts have been reclassified to conform to this presentation.

Second Quarter 2018 Business Segment Reporting

The business reporting groups reflect how the Company manages these groups and the clients served in each market.

The Commerce Services group includes the Global Ecommerce and Presort Services segments. Global Ecommerce facilitates global cross-border ecommerce transactions and domestic retail and ecommerce shipping solutions, including fulfillment and returns. Presort Services provides sortation services to qualify large mail volumes for postal worksharing discounts.

The SMB Solutions group offers mailing and office shipping solutions, financing, services, and supplies for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats. This group includes the North America Mailing and International Mailing segments.

Software Solutions provide customer engagement, customer information, location intelligence software and data.

The results for each segment within the group may not equal the subtotals for the group due to rounding.

Commerce Services
($ millions)	Second Quarter
Revenue	2018	2017	Y/Y Reported	Y/Y Ex Currency
Global Ecommerce	$239	$95	153%	152%
Presort Services	123	118	4%	4%
Commerce Services	$362	$213	70%	69%

EBIT
Global Ecommerce	$(6)	$(4)	(49%)
Presort Services	13	19	(35%)
Commerce Services	$7	$15	(57%)

EBITDA
Global Ecommerce	$9	$3	200%
Presort Services	19	26	(27%)
Commerce Services	$29	$29	(2%)

Global Ecommerce

Results for 2018 include a full quarter of Newgistics. On a proforma basis, Newgistics delivered 10 percent revenue growth, which was driven by strong performance in both parcel and fulfillment revenue. Excluding Newgistics, the segment continued to generate double-digit revenue growth, which was driven by strong performance in domestic shipping volumes.

The EBIT loss was driven primarily by investments in market growth opportunities, operational excellence initiatives and higher transportation and labor costs, as well as the amortization of acquisition-related intangible assets. EBITDA improved from prior year as a result of the higher revenue.

Presort Services

Revenue growth was driven by higher volumes of First Class mail but partly offset by lower Standard Class mail volumes processed. Revenue was also impacted by lower revenue per piece, in part driven by higher volumes of mail processed from larger clients. EBIT and EBITDA margin declined from prior year primarily due to higher labor and transportation costs along with the lower revenue per piece.

SMB Solutions
($ millions)	Second Quarter
Revenue	2018	2017	Y/Y Reported	Y/Y Ex Currency
North America Mailing	$315	$341	(8%)	(8%)
International Mailing	93	95	(2%)	(7%)
SMB Solutions	$408	$436	(7%)	(8%)

EBIT
North America Mailing	$115	$121	(5%)
International Mailing	13	14	(6%)
SMB Solutions	$128	$135	(5%)

EBITDA
North America Mailing	$133	$137	(3%)
International Mailing	17	18	(5%)
SMB Solutions	$150	$156	(4%)

North America Mailing

Revenue declined in equipment sales and recurring revenue streams but was partially offset by growth in services. Equipment sales declined as a result of weaker sales execution primarily in the top of the line and a lower backlog entering the quarter compared to prior year. Recurring revenue streams declined largely around financing, supplies and rentals, partially offset by growth in business and support services. EBIT and EBITDA margins were higher than prior year due to lower expenses.

International Mailing

Equipment sales and recurring revenue streams both contributed to the revenue decline. The equipment sales decline was driven by weakness in the UK and Italy, which was partially offset by growth in Germany. EBIT and EBITDA margins decreased versus prior year primarily driven by lower gross margins due to the mix of products sold, but partially offset by lower expenses.

Software Solutions
($ millions)	Second Quarter
	2018	2017	Y/Y Reported	Y/Y Ex Currency
Revenue	$92	$81	13%	12%
EBIT	$18	$5	262%
EBITDA	$21	$7	182%

Software Solutions

Revenue increased from prior year driven by growth in Data, Customer Information Management and Location Intelligence, in part from the implementation of the new revenue recognition standard (ASC 606). EBIT and EBITDA margins increased from prior year largely driven by the higher revenue and lower expenses.

2018 Guidance

The Company is reaffirming its prior annual guidance for 2018.

  Revenue, on a constant currency basis, to be in the range of 11 percent to 15 percent growth, when compared to 2017.
  Adjusted EPS to be in the range of $1.15 to $1.30.
  Free cash flow to be in the range of $300 million to $350 million.

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2017 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. The Company cannot reasonably predict the impact that future changes in currency exchange rates will have on revenue and net income. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments and special contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could (individually or in the aggregate) have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2018 will not change significantly. The Company’s guidance also includes changes in accounting standards implemented at the beginning of the year.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; presort services; office mailing and shipping; location data; and software. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in its disclosures the Company uses certain non-GAAP measures, such as adjusted earnings before interest and taxes (EBIT), adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share (EPS), revenue growth on a constant currency basis and free cash flow.

The Company reports measures such as adjusted EBIT, adjusted EPS and adjusted net income to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, special contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

Segment EBIT is the primary measure of profitability and operational performance at the segment level. Segment EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. The Company has also included segment EBITDA as a useful measure for profitability and operational performance, and an additional way to look at the economics of the segments, especially in light of some of the Company’s more recent, larger acquisitions. Segment EBITDA further excludes depreciation and amortization expense for the segment. A reconciliation of segment EBIT and EBITDA to total net income can be found in the attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information can be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: declining physical mail volumes; competitive factors, including pricing pressures, technological developments, the introduction of new products and services by competitors, and fuel prices; our success in developing new products and services, including digital-based products and services, obtaining regulatory approvals, if needed, of new products, and the market’s acceptance of these new products and services; our ability to fully utilize the enterprise business platform in North America, and successfully deploy it in major international markets without significant disruptions to existing operations; a breach of security, including a cyberattack or other comparable event; the continued availability and security of key information technology systems and the cost to comply with information security requirements and privacy laws; changes in postal or banking regulations; changes in, or loss of, our contractual relationships with the United States Postal Service; the risk of losing large clients in the Global Ecommerce segment; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates, interest rates and labor conditions; capital market disruptions or credit rating downgrades that adversely impact our ability to access capital markets at reasonable costs; management of outsourcing arrangements; integrating newly acquired businesses, including operations and product and service offerings; management of customer credit risk and other factors beyond its control as more fully outlined in the Company's 2017 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and six months ended June 30, 2018 and 2017, and consolidated balance sheets as of June 30, 2018 and December 31, 2017 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue:
Equipment sales	$105,750	$121,384	$216,121	$245,887
Supplies	55,457	58,639	115,450	119,694
Software	91,702	81,319	167,996	154,165
Rentals	91,809	95,447	186,435	194,754
Financing	76,671	83,653	156,774	169,398
Support services	72,171	72,068	145,194	147,273
Business services	367,876	217,903	754,414	442,422
Total revenue	861,436	730,413	1,742,384	1,473,593

Costs and expenses:
Cost of equipment sales	47,106	51,506	93,160	96,122
Cost of supplies	15,738	16,216	32,685	33,068
Cost of software	26,459	23,361	50,514	46,515
Cost of rentals	21,078	21,143	45,132	41,422
Financing interest expense	12,346	12,843	24,571	25,817
Cost of support services	39,609	41,772	82,736	83,421
Cost of business services	293,480	153,063	590,879	303,906
Selling, general and administrative (1)	282,456	283,073	577,894	573,645
Research and development	31,073	30,328	61,395	59,282
Restructuring charges and asset impairments, net	11,503	25,990	12,407	27,639
Other components of net pension and postretirement cost (1)	(2,499)	1,267	(4,218)	2,723
Interest expense, net	29,623	27,600	60,476	53,276
Total costs and expenses	807,972	688,162	1,627,631	1,346,836

Income from continuing operations before taxes	53,464	42,251	114,753	126,757
Provision for income taxes	6,458	790	22,721	27,872
Income from continuing operations	47,006	41,461	92,032	98,885
Income from discontinued operations, net of tax	1,208	7,440	9,695	15,149
Net income	$48,214	$48,901	$101,727	$114,034

Basic earnings per share attributable to common stockholders (2):
Continuing operations	$0.25	$0.22	$0.49	$0.53
Discontinued operations	0.01	0.04	0.05	0.08
Net income	$0.26	$0.26	$0.54	$0.61

Diluted earnings per share attributable to common stockholders (2):
Continuing operations	$0.25	$0.22	$0.49	$0.53
Discontinued operations	0.01	0.04	0.05	0.08
Net income	$0.26	$0.26	$0.54	$0.61

Weighted-average shares used in diluted earnings per share	188,113,750	187,377,059	188,056,884	186,944,571
(1)

Effective January 1, 2018, components of net periodic pension and postretirement costs, other than service costs, are required to be reported separately. Accordingly, for the three and six months ended June 30, 2017, $1.3 million and $2.7 million of costs have been reclassified from selling, general and administrative expense to other components of net pension and postretirement cost.

(2)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	June 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$689,870	$1,009,021
Short-term investments	55,699	48,988
Accounts receivable, net	408,703	427,022
Short-term finance receivables, net	812,055	828,003
Inventories	49,051	40,769
Current income taxes	39,100	58,439
Other current assets and prepayments	102,104	74,589
Assets of discontinued operations	313,356	334,848
Total current assets	2,469,938	2,821,679

Property, plant and equipment, net	398,909	373,503
Rental property and equipment, net	180,585	183,956
Long-term finance receivables, net	597,302	652,087
Goodwill	1,767,848	1,774,645
Intangible assets, net	249,125	272,186
Noncurrent income taxes	54,099	59,909
Other assets	528,945	540,750
Total assets	$6,246,751	$6,678,715

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,349,344	$1,450,149
Current income taxes	5,686	8,823
Current portion of long-term debt	334,999	271,057
Advance billings	237,709	257,766
Liabilities of discontinued operations	84,219	72,808
Total current liabilities	2,011,957	2,060,603

Deferred taxes on income	234,190	234,643
Tax uncertainties and other income tax liabilities	105,803	116,551
Long-term debt	3,237,810	3,559,278
Other noncurrent liabilities	461,074	519,079
Total liabilities	6,050,834	6,490,154

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	415	441
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	122,732	138,367
Retained earnings	5,248,991	5,229,584
Accumulated other comprehensive loss	(810,251)	(792,173)
Treasury stock, at cost	(4,689,309)	(4,710,997)
Total stockholders' equity	195,917	188,561
Total liabilities and stockholders' equity	$6,246,751	$6,678,715

Pitney Bowes Inc. Business Segments (Unaudited; in thousands)

	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
REVENUE
Global Ecommerce	$239,100	$94,506	>100%	$485,690	$182,658	>100%
Presort Services	122,730	118,452	4%	257,188	251,129	2%
Commerce Services	361,830	212,958	70%	742,878	433,787	71%

North America Mailing	314,546	340,949	(8%)	640,115	696,902	(8%)
International Mailing	93,358	95,425	(2%)	191,395	188,624	1%
Small & Medium Business Solutions	407,904	436,374	(7%)	831,510	885,526	(6%)

Software Solutions	91,702	81,081	13%	167,996	154,280	9%
Total revenue	$861,436	$730,413	18%	$1,742,384	$1,473,593	18%

EBIT
Global Ecommerce	$(5,993)	$(4,030)	(49%)	$(13,704)	$(8,300)	(65%)
Presort Services	12,565	19,270	(35%)	39,591	49,987	(21%)
Commerce Services	6,572	15,240	(57%)	25,887	41,687	(38%)

North America Mailing	115,193	120,797	(5%)	234,763	262,041	(10%)
International Mailing	13,215	14,020	(6%)	29,246	27,430	7%
Small & Medium Business Solutions	128,408	134,817	(5%)	264,009	289,471	(9%)

Software Solutions	18,433	5,091	>100%	20,925	6,397	>100%
Segment EBIT (1)	$153,413	$155,148	(1%)	$310,821	$337,555	(8%)

EBITDA
Global Ecommerce	$9,474	$3,157	>100%	$16,193	$6,210	>100%
Presort Services	19,188	26,196	(27%)	52,376	64,111	(18%)
Commerce Services	28,662	29,353	(2%)	68,569	70,321	(2%)

North America Mailing	132,569	137,157	(3%)	268,996	294,427	(9%)
International Mailing	17,469	18,368	(5%)	38,021	36,475	4%
Small & Medium Business Solutions	150,038	155,525	(4%)	307,017	330,902	(7%)

Software Solutions	20,819	7,381	>100%	25,732	10,775	>100%
Segment EBITDA (2)	$199,519	$192,259	4%	$401,318	$411,998	(3%)

Reconciliation of segment EBITDA to net income

Segment EBITDA	$199,519	$192,259		$401,318	$411,998
Less: Segment depreciation and amortization (3)	(46,106)	(37,111)		(90,497)	(74,443)
Segment EBIT	153,413	155,148		310,821	337,555
Corporate expenses	(46,477)	(52,549)		(97,561)	(110,151)
Adjusted EBIT	106,936	102,599		213,260	227,404
Interest, net (4)	(41,969)	(40,443)		(85,047)	(79,093)
Restructuring charges and asset impairments, net	(11,503)	(25,990)		(12,407)	(27,639)
Gain on sale of technology	-	6,085		-	6,085
Transaction costs	-	-		(1,053)	-
Provision for income taxes	(6,458)	(790)		(22,721)	(27,872)
Income from continuing operations	47,006	41,461		92,032	98,885
Income from discontinued operations, net of tax	1,208	7,440		9,695	15,149
Net income	$48,214	$48,901		$101,727	$114,034
(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(2)	Segment EBITDA is calculated as Segment EBIT plus segment depreciation and amortization expense.
(3)	Includes depreciation and amortization expense of reporting segments only. Does not include corporate depreciation and amortization expense.
(4)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2018	2017	Y/Y Chg.	2018	2017	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency
Revenue, as reported	$861,436	$730,413		$1,742,384	$1,473,593
Favorable impact on revenue due to currency	(7,683)	-		(23,609)	-
Revenue, excluding currency	$853,753	$730,413	17%	$1,718,775	$1,473,593	17%

Reconciliation of reported net income to adjusted net income
Net income	$48,214	$48,901		$101,727	$114,034
Income from discontinued operations, net of tax	(1,208)	(7,440)		(9,695)	(15,149)
Restructuring charges and asset impairments, net	8,461	17,398		9,132	18,435
Tax legislation	(5,980)	-		(5,980)	-
Transaction costs	-	-		786	-
Gain on sale of technology	-	(5,605)		-	(5,605)
Net income, as adjusted	$49,487	$53,254		$95,970	$111,715

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share
Diluted earnings per share	$0.26	$0.26		$0.54	$0.61
Income from discontinued operations, net of tax	(0.01)	(0.04)		(0.05)	(0.08)
Restructuring charges and asset impairments, net	0.05	0.09		0.05	0.10
Tax legislation	(0.03)	-		(0.03)	-
Transaction costs	-	-		-	-
Gain on sale of technology	-	(0.03)		-	(0.03)
Diluted earnings per share, as adjusted	$0.26	$0.28		$0.51	$0.60

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities	$92,362	$30,641		$175,034	$184,647
Net cash provided by operating activities - discontinued operations	(16,916)	(10,248)		(41,772)	(14,096)
Capital expenditures	(57,962)	(40,140)		(100,022)	(75,844)
Restructuring payments	11,943	5,667		27,528	17,651
Reserve account deposits	(695)	21,860		5,959	2,514
Transaction costs paid	1,444	-		4,037	-
Free cash flow	$30,176	$7,780		$70,764	$114,872

CONTACT:
Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Adam David, 203-351-7175
VP, Investor Relations